Exhibit 8(a)(6)

                       AMENDMENT TO THE CUSTODIAN CONTRACT

      AGREEMENT made this 13th day of December, 1990 by and between STATE STREET BANK AND TRUST COMPANY (the "Custodian") and SCUDDER EQUITY TRUST (the "Fund").

                                WITNESSETH THAT:

      WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated October 1, 1982 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

      NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

      Insert as the final paragraph under Responsibility of Custodian:

      If the Fund requires the Custodian to advance cash or securities for any purpose or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of Fund assets to the extent necessary to obtain reimbursement: provided, however, that (a) such reimbursement shall only occur after written demand has been made upon the Fund, and (b) the amount of each reimbursement shall not exceed any applicable investment restriction of the Fund in effect at the time of reimbursement, including the Fund's ability to pledge its assets (such pledges currently being limited to 10% of the Fund's total net assets).

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


ATTEST:                                SCUDDER EQUITY TRUST


/s/ Marilyn J. Hayes                   /s/ [ILLEGIBLE]
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ATTEST:                                STATE STREET BANK AND TRUST COMPANY


/s/ [ILLEGIBLE]                        /s/ [ILLEGIBLE]
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